Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-157174, 333-44513 and 333-114332) and Form S-8 (Nos. 33-54994, 33-80162, 333-31138, 333-54980, and 333-83392) of our report dated September 26, 2012, related to the consolidated financial statements of Escalon Medical Corp. and Subsidiaries as of June 30, 2012 and 2011 and for the years then ended included in the Annual Report on Form 10-K for the year ended June 30, 2012. It should be noted that we have not audited any financial statements of the Company subsequent to June 30, 2012, or performed any audit procedures subsequent to the date of our report.
/s/ MAYER HOFFMAN McCANN, P.C.
Plymouth Meeting, Pennsylvania
September 26, 2012